Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 filed on November 16, 2012) and related Prospectus of Public Storage for the registration of 712,400 shares of its common shares of beneficial interest to the incorporation by reference therein of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Public Storage and the effectiveness of internal control over financial reporting of Public Storage, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

                                 /s/ Ernst & Young LLP

November 16, 2012
Los Angeles, California